UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 29, 2008
Premier Exhibitions, Inc.
(Exact name of Registrant as Specified in Charter)

Florida	000-24452	20-1424922

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3340 Peachtree Road, Suite 2250, Atlanta, Georgia		30326

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (404) 842-2600
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          Effective December 29, 2008, Premier Merchandising, LLC (“Premier Merchandising”), a wholly owned subsidiary of Premier Exhibitions, Inc. (the “Company”), sold certain assets related to its musical tour merchandising division to Dreamer Media, LLC, a Delaware limited liability company (“Dreamer”) for an aggregate purchase price of $1,025,000 plus the assumption by Dreamer of certain liabilities of Premier Merchandising (the “Agreement”).
          In partial payment of the purchase price, Dreamer delivered a promissory note to the Company in the principal amount of $625,000 (the “Promissory Note”). The face amount of the Promissory Note and all accrued interest is due and payable in full on December 29, 2010. The Promissory Note will begin accruing interest on December 29, 2009 at an interest rate equal to the prime rate printed in the Wall Street Journal on such date. Premier Merchandising and Dreamer also entered into a security agreement to secure Dreamer’s obligations under the Promissory Note. Under the security agreement, Dreamer granted Premier Merchandising a general security interest in all of its personal property.
          The remaining $400,000 of the purchase price was deposited by Dreamer into an escrow account, which will be released to Premier Merchandising after Premier Merchandising discharges approximately $478,900 of liabilities related to Premier Merchandising’s former musical tour merchandising division that were not assumed by Dreamer. In addition, Premier Merchandising paid Dreamer $110,000, reflecting cash collected by Premier Merchandising that under the Agreement was payable to Dreamer.
          Dreamer is owned by Dean Gelfand, the former executive vice president of Premier Merchandising. In connection with the Agreement, Mr. Gelfand resigned as the executive vice president of Premier Merchandising and Mr. Gelfand’s employment agreement with Premier Merchandising was terminated. In addition, seventeen employees of the Company associated with Premier Merchandising’s musical tour merchandising division were terminated and became employees of Dreamer.
          The assets sold by Premier Merchandising to Dreamer pursuant to the Agreement were obtained by Premier Merchandising in March 2008 for $2,100,000, as a result of a merger between Premier Merchandising and MGR Entertainment, Inc., a company previously controlled by Mr. Gelfand.
          As a result of consummating the Agreement, the Company expects to record a loss on the sale of the Premier Merchandising assets of approximately $800,000 to $900,000 during its fourth fiscal quarter ending February 28, 2009. In addition, the Company expects to write off approximately $160,000 of intangible assets during its fourth fiscal quarter and is currently in the process of evaluating its goodwill to determine whether there has been any impairment as a result of the Agreement.
          The Company entered into the Agreement because the operating model for the musical tour merchandising business is different from the Company’s traditional exhibition business and is not consistent with the Company’s current business strategy. Additionally, the musical tour merchandising business requires significant ongoing capital commitments and is a low margin business.

          The Agreement and the Promissory Note are attached to this Current Report on Form 8-K as exhibits 99.1 and 99.2, respectively.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

99.1	Asset Purchase Agreement, dated December 29, 2008, by and between Premier Merchandising, LLC and Dreamer Media, LLC.

99.2	Promissory Note, dated December 29, 2008, between Dreamer Media, LLC, as maker, and Premier Merchandising, LLC, as payee.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.
Date: January 5, 2009	By:	/s/ Harold W. Ingalls
Harold W. Ingalls
Chief Financial Officer